Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, November 7, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its October project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	$25M Growth Capital Line - Soluna reached important milestones toward access to the previously announced $25 million Standby Equity Purchase Agreement (SEPA).

●	AMA – In the latest Ask Me Anything (AMA) installment, CEO John Belizaire and CFO John Tunison answer investors’ frequently asked questions about Soluna’s recent $25M financing announcements.

●	Webinar with HPE – CEO John Belizaire participated in a webinar with HPE on sustainable AI for the future of business. Watch here.

●	Fireside Chat – CFO John Tunison participates in the Water Tower Research Fireside Chat Series. Watch here.

●	New Blog – Read “Computational Power Redefined: AI in the Age of Renewable Energy” here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	The site has continued to operate at a high level as cooler temperatures persist into the fall season with minimal curtailments.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	Initial site grading and preparation have been completed.

●	Foundations for the first 30 MW have been poured and MDC fabrication and framing are underway.

●	The initial scope of work for the substation interconnection has been scheduled to be completed in November with a tie-in expected in early January.

New Project Grace (2 MW at Dorothy 2, AI Cloud/Hosting):

●	The concept Design of the Helix data center, focused on behind-the-meter architecture is nearing completion.

New Project Ada (1 MW, AI Cloud with HPE):

●	10 proof-of-concept (POC) projects underway or successfully completed.

●	To further strengthen our expertise and enhance customer success, we’ve welcomed a specialized AI Solutions Architect to the team.

●	The waitlist is 128 nodes, 1,024 GPUs for first-phase projects.

●	We are evaluating two new software platform partners, which will broaden our reach and functionality, and enable data scientists to spin up AI models quickly.

●	A new AI marketplace partner is in the final stages of signing on with us.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	8.8 MW fleet upgrade and 3.3 MW expansions have been completed at the site with steady-state operations resuming at new peak levels.

Project Kati (166 MW, Bitcoin Hosting and AI):

●	The initial scope of work for the substation interconnection is scheduled to be completed in December.

●	Meter design submitted to ERCOT and AEP.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023, for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com